Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-275136) on Form S-1 of Titan Environmental Solutions Inc. of our report for Titan Trucking, LLC and Subsidiary dated September 28, 2023, which includes an explanatory paragraph as to Titan Trucking, LLC and Subsidiary’s ability to continue as a going concern, relating to the consolidated financial statements of Titan Trucking, LLC and Subsidiary as of and for the years ended December 31, 2022 and 2021, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York

January 11, 2024